UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

October 22, 2010

Internap Network Services Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-27265 (Commission File Number)	91-2145721 (IRS Employer Identification Number

250 William Street, Atlanta, Georgia (Address of Principal Executive Offices)	30303 (Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 8.01.      Other Events.

On October 22, 2010, the Board of Directors of Internap Network Services Corporation (the “Company”) approved and instituted stock ownership guidelines for its executive officers and non-employee directors to further align executive and stockholder interests. The ownership guidelines apply to the Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, all Senior Vice Presidents and non-employee directors. These individuals are required to beneficially own a number of shares of Company common stock as determined below:

Individual	Multiple
Chief Executive Officer	6.0x base salary

Chief Financial Officer and Chief Administrative Officer	3.0x base salary

All Other Senior Vice Presidents	2.0x base salary

Non-Employee Directors	5.0x annual retainer

Whether an individual meets his or her guideline is annually determined and calculated as the lesser number of shares from either (a) the individual’s salary/retainer (as of October 22, 2010) times the multiple above, divided by a $5.00 price of the Company’s common stock or (b) the individual’s then-current salary/retainer times the multiple above, divided by the then-current price of the Company’s common stock.

The guidelines require executive officers and directors to retain 100% of the shares granted to them by the Company (net of applicable taxes) until the guidelines are achieved, but do not establish a time period during which the targeted ownership levels must be met. Unrestricted stock held by the individual, including shares purchased on the open market, as well as restricted stock subject to time-based vesting (which are credited toward the guideline on a pre-tax basis) are credited toward the satisfaction of the ownership guidelines. Stock options, whether vested or unvested, are not credited toward the satisfaction of the ownership guidelines. These stock ownership guidelines replace the Company’s previously-disclosed stock retention guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION

Date: October 27, 2010	By: /s/ Richard P. Dobb
Richard P. Dobb
Chief Administrative Officer